Exhibit 99.2

SOLO CUP COMPANY NAMES ROBERT KONEY CHIEF FINANCIAL OFFICER

Company Also Names Two Additional Key Members to its Executive Management Team in Manufacturing and Foodservice Sales and Marketing

Company Elects New Director to Board

HIGHLAND PARK, Ill., March 27, 2007—Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced that it has appointed Robert D. Koney, Jr. as executive vice president and chief financial officer, effective April 2, 2007. The Company also named Peter J. Mendola, senior vice president of manufacturing and Malcolm S. Simmonds, senior vice president of foodservice sales and marketing. Solo Cup also announced the election of Neil Harrison to its Board of Directors, effective as of April 2, 2007. Harrison replaces Norman W. Alpert on the 11-member board and the board’s Audit Committee.

Mr. Koney, 50, joins Solo Cup’s executive management team from Russell Corporation, a leading branded athletic and sporting goods company. Mr. Koney served as Russell’s chief financial officer and senior vice president from 2004 - 2006, where he was responsible for the corporation’s finance functions, including financial planning, treasury, accounting, tax, internal audit and investor relations.

Prior to his tenure at Russell, Mr. Koney spent 18 years with Goodrich Corporation in a variety of finance positions, most recently serving as its vice president, corporate controller and chief accounting officer from 1998 - 2004. Previously, he was vice president and controller of the aircraft wheel and brake operations for BF Goodrich Aerospace. Mr. Koney joined Goodrich as controller and general accounting manager for its specialty chemicals group in 1986. Before joining Goodrich, Mr. Koney’s early career included four years with Arthur Andersen in auditing and tax, as well as four years in tax with Picker International, a subsidiary of GEC, now part of Philips Medical.

“We are delighted to welcome Bob to our executive management team,” said Robert M. Korzenski, chief executive officer of Solo. “His breadth of experience in a variety of financial positions will bring significant leadership and talent to our finance and accounting team.”

Solo Cup also announced today the appointment of Peter Mendola, 51, as senior vice president of manufacturing. Mr. Mendola will be responsible for overseeing all of the company’s operations. Mr. Mendola spent the past 19 years with Georgia-Pacific/Dixie®, most recently as vice president of paper operations. Previously, Mr. Mendola held a number of positions within the Dixie organization, including vice president support operations, director product supply, planning and deployment and resident manager. Mr. Mendola also worked for St. Regis/Champion International/Fonda Group and James River Corporation in several management level positions for the nine years prior to joining Dixie.

Malcolm Simmonds, 45, Solo Cup’s new senior vice president of foodservice sales and marketing, brings more than 20 years of sales and marketing foodservice experience to Solo. He most recently served as senior vice president and general manager of foodservice for The Schwan Food Company ™, where he joined in 2005 as vice president and general manager of foodservice bakery. From 2001 - 2005, Mr. Simmonds held the positions of vice president of marketing for the Foodservice and Specialty Brands divisions of Sara Lee

Foods. He began his career at Kraft in 1983, and held a number of roles across the company’s Canadian sales and marketing departments and U.S. foodservice divisions.

“The collective talents of Pete and Malcolm will positively impact our business,” stated Korzenski. “Both bring a wealth of industry experience to Solo that will help contribute to the success of our Performance Improvement Program. We continue to attract top-notch talent such as Bob, Pete and Malcolm, and we expect that they will play a key role in our management team’s efforts to advance the Company and build on our future.”

The newest member of Solo Cup’s Board of Directors, Neil Harrison, 54, is the chairman, president and chief executive officer of Birds Eye Foods, a leading U.S. frozen food processor. He brings more than 30 years of domestic and international food industry marketing, sales and finance experience to his role with Solo. Prior to joining Bird’s Eye in 2005, Mr. Harrison held senior positions with Unilever, General Foods, PepsiCo, Miller Brewing Co. and H. J. Heinz Co.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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Media Contact:	Analyst Contact:
Katie McLennan, 312-577-1758	Richard Ryan, 847-579-3603
kmclennan@digcommunications.com	richard.ryan@solocup.com

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